Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Mitchell Dann, Chairman and Interim CEO
(763) 475-1400

UROLOGIX RECEIVES NOTICE OF NONCOMPLIANCE

WITH NASDAQ MINIMUM BID PRICE REQUIREMENT

MINNEAPOLIS — May 2, 2008 — Urologix®, Inc. (NASDAQ:ULGX) received a Staff Deficiency Letter on April 29, 2008 from The Nasdaq Stock Market which stated that the minimum bid price of the Company’s common stock was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with Marketplace Rule 4450(a)(5). The Company has 180 days, or until October 27, 2008, to regain compliance. Compliance can be achieved during any compliance period by meeting the minimum bid price requirement for a minimum of 10 consecutive business days during the 180 day compliance period. This Staff Deficiency Letter has no effect on the listing of the Company common stock at this time.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort—and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s ability to comply with the requirements of the Nasdaq Global Market, the Company’s plans and future revenue and operating performance, the Company’s ability to develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other documents filed with the Securities and Exchange Commission.